U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________

1.   Name and Address of Reporting Person*

 Bolt                             Fred                       William
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(Last)                           (First)                    (Middle)

4615 Messian Court
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                                 (Street)

 Charlotte                        North Carolina             28210
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(City)                           (State)                    (Zip)

________________________________________________________________________________

2.   Date of Event Requiring Statement (Month/Day/Year)

09/16/2002
________________________________________________________________________________

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

N/A
________________________________________________________________________________

4.   Issuer Name and Ticker or Trading Symbol

Merry Land Properties, Inc.  (MRYP)
________________________________________________________________________________

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Senior Vice President
________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)

N/A
________________________________________________________________________________

7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                     3. Ownership Form:
                         2. Amount of Securities        Direct (D) or       4. Nature of Indirect
1. Title of Security        Beneficially Owned          Indirect (I)           Beneficial Ownership
  (Instr. 4)                (Instr. 4)                  (Instr. 5)             (Instr. 4)
-----------------------------------------------------------------------------------------------------
Common Stock                20,000  (1)                    D
-----------------------------------------------------------------------------------------------------
=====================================================================================================

(1) Includes 20,000 shares in unvested stock grants awarded in September 2002.

================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                      5. Owner-
                                                  3. Title and Amount of Securities                      ship
                                                     Underlying Derivative Security                      Form of
                         2. Date Exercisable         (Instr. 4)                                          Derivative
                            and Expiration Date   ---------------------------------   4. Conver-         Security:
                            (Month/Day/Year)                          Amount             sion or         Direct       6. Nature of
                         ----------------------                         or               Exercise        (D) or          Indirect
                         Date       Expira-                           Number             Price of        Indirect        Beneficial
1. Title of Derivative   Exer-      tion                                of               Derivative      (I)             Ownership
   Security (Instr. 4)   cisable    Date             Title            Shares             Security        (Instr. 5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================





   \Fred W. Bolt
--------------------                                    -----------------------
    Fred W. Bolt                                               09/18/02